EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. First Quarter 2009 Earnings Report

With the negative headlines surrounding the financial industry, let us take a moment to discuss the strength of our Company. Net interest income through three months in 2009 was $4,053,000 which compares favorably to $3,977,000 for the three month period ended March 31, 2008. This is an increase of $76,000, or 1.91%. The increase in net interest income for the three months ended March 31, 2009 is the result of an increase in average earning assets for the quarter. Average earning assets were $437,718,000 for the first quarter of 2009 compared to $403,994,000 for the same three month period in 2008. While earning assets were on the increase, the net interest margin decreased to 4.11% for the three month period ended March 31, 2009 from 4.31% for the three month period ended March 31, 2008, on a fully tax equivalent basis. The Company has been able to maintain a strong net interest margin in a period of shrinking margins through its asset/liability management processes.

Total assets on March 31, 2009 were $460,362,000, which compares to $438,345,000 as of March 31, 2008.  Total assets were down when compared to the December 31, 2008 figure of $472,376,000. Compared to the March 31, 2008 figure of $292,570,000, net loans were up 7.99% at $315,955,000 as of March 31, 2009. On December 31, 2008, net loans were $313,606,000.

Deposits totaled $360,019,000 as of March 31, 2009, compared to $331,292,000 on March 31, 2008, an increase of 8.67%. Total deposits were $371,268,000 as of December 31, 2008. The decrease in deposits since year end December 31, 2008 is due to short term certificate of deposit specials which have been allowed to run off. The Company was able to retain the majority of the certificate of deposit run off within the certificate savings product which has remained a popular alternative to deposit customers.

As we have stated in prior releases, our core business remains strong, the Company continues to grow with a loan portfolio performing at what we consider to be a low level of risk, the Bank continues to be profitable and our capital is strong.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.